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                     October 23, 2020

       Christopher Stavros
       Executive Vice President and Chief Financial Officer
       Magnolia Oil & Gas Corporation
       Nine Greenway Plaza, Suite 1300
       Houston, Texas 77046

                                                        Re: Magnolia Oil & Gas
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 26,
2020
                                                            File No. 001-38083

       Dear Mr. Stavros:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation